EXHIBITS 5.1 AND 23.2
OPINION OF SCHNEIDER WEINBERGER & BEILLY, LLP

Schneider Weinberger & Beilly LLP
2200 Corporate Blvd., N.W., Suite 210
Boca Raton, FL 33431
Telephone: (561) 362-9595
Facsimile No. (561) 362-9612

January 26, 2011

IceWEB, Inc.
22900 Shaw Road, Suite 111
Sterling, VA  20166

Re:	Registration Statement on Form S-1 (the "Registration Statement") SEC File No. 333-167501 IceWEB, Inc., a Delaware corporation (the "Company")

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 26,011,488 shares (the "Registerable Shares") of the Company's common stock, $0.0001 par value per share ("Common Stock"), consisting of 18,019,388 shares of outstanding Common Stock and 7,992,100 shares of Common Stock issuable upon exercise of common stock purchase warrants, all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate  of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or  directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

Very truly yours, /s/ Schneider Weinberger & Beilly LLP Schneider Weinberger & Beilly LLP